Exhibit 99.1

News Release NYSE: BGH	Buckeye GP Holdings L.P. PO Box 368 Emmaus, PA 18049 (800) 422-2825

Contact:	Stephen R. Milbourne,	06-03
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE GP HOLDINGS L.P. APPOINTS NEW MEMBER TO
BOARD OF DIRECTORS

Emmaus, PA — September 13, 2006 . . . Buckeye GP Holdings L.P. (NYSE: BGH) announced today that W. Barnes Hauptfuhrer has been appointed to the Board of Directors of MainLine Management LLC, the general partner of Buckeye GP Holdings L.P. (the “Partnership”).  Mr. Hauptfuhrer will also serve on the Audit Committee of the Board of Directors.

Mr. Hauptfuhrer is Chairman and Chief Executive Officer of Chapter IV Investors, LLC, an investment firm he founded in February, 2006.  He previously served as Co-Head of the Corporate and Investment Banking Division of Wachovia Corporation from September 2001 to May 2004 and served as Senior Executive Vice President of Wachovia Corporation from February 2002 to May 2004.  From May 2004 to February 2006, Mr. Hauptfuhrer was a private investor and a consultant to Wachovia Corporation.  Mr. Hauptfuhrer also serves as a director of National Gypsum Company.

“We are extremely pleased to have Mr. Hauptfuhrer join our Board as our second independent director,” said William H. Shea, Jr., President and Chairman of the Board of the general partner of the Partnership.  “His financial and operational experience will be invaluable in guiding Buckeye GP Holdings L.P. in the future.  We are pleased to welcome him to our Board of Directors.”

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Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE: BPL), and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings, L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

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